Exhibit 10.y

SEVERENCE AGREEMENT

THIS SEVERANCE AGREEMENT is made and entered into by and between MTS Systems Corporation, a Minnesota corporation with its principal offices at 14000 Technology Drive, Eden Prairie, MN 55344 (the “Company”) and Steven G. Mahon (the “Executive”), and shall be effective as of his Employment Date as defined below.

WHEREAS, it is in the best interests of the Company and its stockholders to reinforce and encourage the attention and dedication of the Executive, to his assigned duties without distraction and to ensure the continued availability to the Company of the Executive for the period immediately following his initial employment.

THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1.             Term of Agreement.  This Agreement shall be effective from and after the date of hire of the Executive (the “Employment Date”), shall continue in effect through the second anniversary of the Employment Date and immediately thereafter, shall expire and all rights under it shall terminate and be of no further force and effect.  Provided, however, that if a Change in Control shall occur during the term of this Agreement, the separate Change in Control Agreement shall thereafter be effective and supersede this Agreement.  This Agreement shall neither impose nor confer any further rights or obligations on the Company or the Executive on the day after the end of the term of this Agreement.  Expiration of the term of this Agreement of itself shall not end the employment relationship between the Company and the Executive.

2.             Termination.  During the term of this Agreement, the Executive shall be entitled to the benefits provided in Section 3 unless such termination is (A) because of the Executive's death, (B) by the Company for Cause or Disability, or (C) by the Executive other than for Good Reason. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 2 constitutes a Separation from Service as defined in subsection 2(f).

(a)            Disability.  Termination by the Company or the Executive of the Executive’s employment based on “Disability” may occur in the event the Executive has incurred or is afflicted with any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and as a result, has become eligible for and begun receiving income replacement benefits under the terms of the Company’s long-term disability plan or policy as may be in effect from time to time.

(b)           Cause. For purposes of this Agreement, “Cause” shall mean:

(i)          the willful and continued failure by the Executive (other than any such failure resulting from (1) the Executive’s incapacity due to physical or mental illness, (2) any such actual or anticipated failure after the issuance of a Notice of Termination by the Executive for Good Reason or (3) the Company’s active or passive obstruction of the performance of the Executive’s duties and responsibilities) to perform substantially the duties and responsibilities of the Executive’s position with the Company after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer (the “CEO”), which demand specifically identifies the manner in which the CEO believes that the Executive has not substantially performed the duties or responsibilities;

(ii)         the conviction of the Executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the Executive’s ability to perform his or her duties or impair the business reputation of the Company; or

(iii)        the willful engaging by the Executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(c)            Good Reason.  The Executive shall be entitled to terminate his or her employment for Good Reason; provided, however, that no such termination under this Section  3(c) shall be effective unless: (A) the Executive provides written notice to the Chief Executive Officer of the Company of the existence of a condition specified in paragraphs (i) through (v) below within 90 days of the initial existence of the condition; (B) the Company does not remedy such condition within 30 days of the date of such notice; and (C) the Executive terminates employment within 90 days following the last day of the remedial period described above.  For purposes of this Agreement, “Good Reason” shall mean, without the Executive's express written consent, any of the following:

(i)          the assignment to the Executive of any duties inconsistent in any respect with the Executive’s authority, duties or responsibilities with respect to the Executive’s, or any action by the Company that results in a diminution in such authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(ii)         a material reduction in the Executive’s base salary;

(iii)        a material reduction in the budget over which the Executive retains authority;

(iv)        a material change in the geographic location at which the Executive must perform services for the Company; and

(v)         any material violation of this Agreement by the Company, including but not limited to any purported termination of the Executive’s employment that is not made pursuant to a Notice of Termination satisfying the requirements of this Agreement.

(d)           Notice of Termination.  Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances claimed to provide a basis for termination of the Executive's employment.

(e)            Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination which shall not be less than 10 nor more than 30 days, respectively, from the date such Notice of Termination is given and on which occurs a Separation from Service as defined in Section 2(f) below.

(f)             Separation from Service.  Separation from Service means the Executive’s termination of employment (as defined in this subsection) from the Company and its Affiliates. A Executive incurs a termination of employment that constitutes a Separation from Service if the Executive and the Company reasonably anticipate either than the Executive will not perform any additional services after a certain date for the Company and any Affiliate (the “Company Group”), or that the Executive’s level of bona fide services for the Company Group will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. The Executive does not incur a Separation from Service if on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Executive with the right to reemployment with the Company Group, provided that there is a reasonable expectation that the Executive will return to perform further services. If an Executive’s leave exceeds 6 months but the Executive is not entitled to reemployment under a statute or contract, the Executive incurs a Separation from Service on the next day following the expiration of 6 months. The service of the Executive as a director of the board of any entity in the Company Group will not be considered in determining whether the Executive has incurred a Separation from Service as an employee of the Company Group. The Company will determine whether Executive has incurred a Separation from Service based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(h)(1)(ii). For purposes of this subsection 3(h), “Affiliate” means an entity that would be considered with the Company a single employer under Sections 414(b) and (c) and 1563(a) of the Code, except that 50% shall be substituted for the 80% each place it appears in  Sections 414(b) and (c) and 1563(a) of the Code.

3.             Compensation Upon Termination.  Upon termination of the Executive's employment (A) by the Company other than for Cause, Disability or the Executive’s death or (B) by the Executive for Good Reason, the Executive shall be entitled to the following benefits:

(a)            The Company shall pay the Executive, through the Date of Termination, the Executive's base salary as in effect at the time the Notice of Termination is given and any other form or type of compensation otherwise payable for such period.

(b)            Upon receipt of a release in a form acceptable to the Company (the “Release”) executed by the Executive, the Company shall pay a severance amount (the “Severance Benefit”) equal to the sum of:  (i) the annual base salary as in effect immediately prior to the Date of Termination (without giving effect to any reduction that would constitute Good Reason), plus (ii) the annualized target bonus under the Executive Variable Compensation Plan  based on the annual base pay salary as in effect immediately prior to the Date of Termination, which Severance Benefit shall be divided and paid in equal installments on each payroll pay date during the 12 month period beginning after the Executive’s Date of Termination immediately following the rescission period set forth in the Release.

(c)            The Executive shall be entitled to receive all benefits payable to the Executive under the Company pension and welfare benefit plans or any successor of such plan and any other plan or agreement relating to retirement benefits which shall be in addition to, and not reduced by, any other amounts payable to the Executive under this Section 3.

(d)            The Executive shall be entitled to exercise all rights and to receive all benefits accruing to the Executive under any and all Company stock purchase and stock option plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to the Executive under this Section 3.

The Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

4.             Forfeiture and Recapture of Severance Benefit.  Executive acknowledges and agrees that the Company and its shareholders need to protect themselves from Conduct Detrimental to the Company and the provisions of this Section are designed to protect the Company and its shareholders from Conduct Detrimental to the Company.

(a)           The Company shall have no obligation to pay Executive the Severance Benefit pursuant to Section 3(b) and Executive agrees to repay any portion of such Severance Benefit previously paid, if the Company establishes, by a preponderance of the evidence, that Executive engaged in Conduct Detrimental to the Company during the Employment Period or during the two-year period following the termination of Executive’s employment.

(b)           “Conduct Detrimental to the Company,” as used in this Section, means:

(i)          conduct that results in the Executive’s termination for Cause as defined in Section 3(c) (or that would have resulted in termination for Cause if known by the Company prior to the termination of Executive’s employment);

(ii)         Executive engages in conduct in violation of the MTS Employee Agreements document between the Executive and the Company;

(iii)        Executive violates the provisions of Section 5 of this Agreement; or

(iv)       The Company’s financial statements are required to be restated resulting from errors, omissions or fraud by the Executive during his Term of Employment.

(c)            Notwithstanding the above, the Company shall offset against any Severance Benefit due and owing to the Executive any incentive compensation paid to the Executive by the Company that the Executive is required by law or the terms of any incentive compensation plan or agreement, to repay to the Company as a result of any material misstatement of the Company’s financial statement or for any other reason, regardless of the Executive’s culpability.

5.             Noncompetition.  The Executive agrees that, as a condition of receiving any Severance Benefits under this Agreement, the Executive will not render services directly or indirectly to any competing organization, wherever located, for a period of one year following the Date of Termination, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any “Conflicting Product” which as used herein means any product, process, system or service of any person, firm, corporation, organization other than the Company, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by the Company.

6.              Binding Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, successors, heirs, and designated beneficiaries.  If the Executive should die while before all Severance Benefit have been paid, any payments then remaining shall cease and no further payments shall be due under this Agreement.

7.              Remedies.  In addition to any other remedies available at law or under the terms of this Agreement, the Company will be entitled to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement, in particular, Section 5, it being agreed that money damages alone would be an inadequate remedy for such breach. The rights and remedies of the Company under this Agreement are cumulative and not alternative. If the Company Bank brings a claim against the Executive under this Section, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and costs

8.             Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of the Executive or in the case of the Company, to its CEO, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.             Non-application of Section 409A of the Code.   It is the intent of the Company and the Executive that this Agreement satisfy those requirements of Section 409A of the Code to constitute a “separation pay plan” to exempt the payments hereunder from the definition of a “nonqualified deferred compensation plan” under Section 409A of the Code, and the Agreement shall be so administered and interpreted in manner consistent with, and that gives effect to, such intention. The Company shall have the authority, without the consent of the Executive to amend such provision to maintain to maximum extent practicable the intent that this Agreement remains exempt from the requirements applicable to a “nonqualified deferred compensation plan” under Section 409A of the Code and regulations and other guidance promulgated thereunder.

10.           Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties.  No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other-party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

11.            Validity.  The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned officer, on behalf of MTS Systems Corporation, and the Executive have hereunto set their hands as of the date first above written.

MTS SYSTEMS CORPORATION

By
Its	Interim CEO

EXECUTIVE: